Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 30, 2012, relating to the consolidated financial statements of NexCore Healthcare Capital Corp and subsidiaries appearing in the Annual Report on Form 10-K of NexCore Healthcare Capital Corp and subsidiaries for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ EKS&H LLLP

Denver, Colorado

March 21, 2013